Exhibit 99.1

FOR IMMEDIATE RELEASE

LUMBER LIQUIDATORS ANNOUNCES CEO SUCCESSION PLAN

~ Jeffrey W. Griffiths to Retire as Chief Executive Officer on January 1, 2012 ~

~ Robert M. Lynch to Assume Role of President and Chief Executive Officer ~

TOANO, VA, November 28, 2011 – Lumber Liquidators (NYSE: LL), the largest specialty retailer of hardwood flooring in the U.S., today announced a planned transition in executive leadership with Jeffrey W. Griffiths retiring from his position as Chief Executive Officer of the Company effective January 1, 2012. In accordance with the Company’s Corporate Governance Guidelines, Mr. Griffiths will retire from the Board of Directors of the Company at the same time. Robert M. Lynch, the Company’s current President and Chief Operating Officer, will assume the role of President and Chief Executive Officer concurrent with Mr. Griffiths’ retirement. In addition, the Board of Directors has appointed Mr. Lynch as a Class II director effective January 1, 2012, to fill the vacancy left by Mr. Griffiths. Mr. Griffiths will continue as an employee of the Company through March 18, 2012 to ensure a smooth transition between the two leaders.

Tom Sullivan, Chairman of the Board, commented, “During his five years with the Company, Jeff has made significant contributions to Lumber Liquidators as we entered the public markets, established a strong infrastructure and expanded our footprint into new markets. We greatly appreciate Jeff’s leadership through a period of substantial growth and transformation. We are pleased that we will have an orderly transition that will allow the Company to move forward seamlessly. With a solid foundation in place, we are excited to have Rob’s enthusiasm and retail experience to lead our business going forward.”

Mr. Griffiths remarked, “Having worked closely with Rob over the last year, I have full confidence in his ability to continue to drive our business forward and deliver value for Lumber Liquidators’ shareholders. I am grateful to have worked with such a talented management team over the last five years and am proud of all that Lumber Liquidators has accomplished in that time.”

Mr. Lynch has served as Lumber Liquidators’ President and Chief Operating Officer since January 2011. Prior to joining the Company, he served as President and Chief Executive Officer of Orchard Supply Hardware, a member of the Sears Holdings Corporation family of companies. Previously, Mr. Lynch worked at The Home Depot, Inc. in various store operations and business development positions. He has also held positions at Accenture Consulting, and at Ernst & Young in the National Consumer Products & Retail Consulting Practice. Mr. Lynch began his career with Wal-Mart Stores, Inc. Mr. Lynch holds an MBA from The Amos Tuck School of Business Administration at Dartmouth College and a B.S. from Brigham Young University.

Mr. Lynch commented, “I would like to thank Jeff for his support and guidance over the past year, and I look forward to assuming the role of President and Chief Executive Officer. I joined Lumber Liquidators because of the industry-leading value proposition offered to the consumer, the entrepreneurial culture instilled by Tom and the solid supporting infrastructure Jeff implemented. Going forward, my focus will be to continue to work with our management team to enhance Lumber Liquidators’ unique value proposition and further strengthen and grow our operations.”

About Lumber Liquidators

With over 260 locations, Lumber Liquidators is North America’s largest specialty retailer of hardwood flooring. The Company features more than 340 first quality flooring varieties, including solid and engineered hardwood, bamboo, cork, laminate and resilient vinyl. Every location is staffed with flooring experts who can provide advice and useful information about Lumber Liquidators low priced product, much of which is in-stock and ready for delivery.

Named one of Forbes’ 100 Most Trustworthy Companies of 2010, the Company’s quality products—such as Bellawood Prefinished Hardwood and Morning Star Bamboo—regularly appear on popular television shows, such as Extreme Makeover: Home Edition and HGTV’s Dream Home.

For more information, please visit www.lumberliquidators.com or call 1.800.HARDWOOD. You can also follow the Company on Facebook and Twitter.

Forward-Looking Statements

This press release may contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act. These statements are based on currently available information as of the date of such statements and are subject to risks and uncertainties that may cause actual results to differ. The Company specifically disclaims any obligation to update these statements which speak only as of their respective dates, except as may be required under the federal securities laws. Information regarding these additional risks and uncertainties is contained in the Company’s filings with the Securities and Exchange Commission.

For further information contact:

Lumber Liquidators

Daniel Terrell/Ashleigh McDermott

Tel: (757) 566-7512